Exhibit 99


(BW)(MO-INSITUFORM-TECH) (INSUA) Insituform Technologies, Inc.
Announces Dismissal of Antitrust and Unfair Competition Claims
Lawsuit

     Chesterfield, MO -- (BUSINESS WIRE) -- November 17, 1999 -- Insituform Technologies, Inc. ("Insituform") (NASDAQ: INSUA) announced today that CAT Contracting, Inc. and Inliner USA, Inc. (now called FirstLiner U.S.A., Inc.) had dismissed with prejudice their lawsuit which has been pending in the United States District Court in Houston since 1996. The suit had been brought against Insituform Technologies, Inc., Insituform Gulf South, Inc. and Insituform East, Inc. and included claims, among others, of antitrust activities and unfair competition.

     After initial pre-trial disclosures, the plaintiffs unilaterally approached Insituform to end the case. No payments or other concessions were made by Insituform.

     Anthony Hooper, Insituform's Chairman, President and Chief Executive Officer said today: "This outcome completely vindicates us and is in recognition of what we have maintained since the outset of this unfortunate case, namely that Insituform never engaged in the practices alleged by the plaintiffs. Insituform welcomes the opportunity to be freed from this baseless litigation so that it can now direct its resources and personnel towards more productive endeavors".

     Insituform Technologies, Inc. is a leading worldwide provider of proprietary technologies and services for rehabilitating sewer, water and other underground piping systems without digging and disruption. More information about Insituform can be found on its Internet site at www.insituform.com.


CONTACT:  Insituform Technologies, Inc.
          Anthony W. Hooper, Chairman, President & CEO
          (636) 530-8000